EXHIBIT D-9




                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


Union Electric Company                      )
         d/b/a AmerenUE                     )
         and                                )               Docket No. EC04-____
Central Illinois Public Service Company     )
         d/b/a AmerenCIPS                   )

                      APPLICATION OF UNION ELECTRIC COMPANY
                               D/B/A AMERENUE AND
            CENTRAL ILLINOIS PUBLIC SERVICE COMPANY D/B/A AMERENCIPS
            FOR AUTHORIZATION UNDER SECTION 203 OF THE FEDERAL POWER
                    ACT TO TRANSFER JURISDICTIONAL FACILITIES





Joseph H. Raybuck                                       Alan J. Statman
Managing Assistant                                      Douglas O. Waikart
General Counsel                                         David S. Berman
Edward C. Fitzhenry                                     Wright & Talisman, P.C.
Associate General Counsel                               1200 G Street, N.W.
Ameren Services Company                                 Suite 600
1901 Chouteau Avenue                                    Washington, DC 20005
St. Louis, Missouri 63166-6149                          (202) 393-1200
(314) 554-2976                                          (202) 393-1240 (fax)
(314) 554-3533                                          (202) 393-1240 (fax)
(314) 554-4014 (fax)

                      ATTORNEYS FOR UNION ELECTRIC COMPANY
                               D/B/A AMERENUE AND
            CENTRAL ILLINOIS PUBLIC SERVICE COMPANY D/B/A AMERENCIPS

November 12, 2003

                                                                     EXHIBIT D-9


                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

I.   INTRODUCTION AND BACKGROUND...............................................4

     A.   Description Of Applicants............................................5

          1.   Union Electric Company d/b/a AmerenUE...........................5

          2.   Central Illinois Public Service Company d/b/a AmerenCIPS........7

          3.   Provision of transmission service and plans for RTO
               participation...................................................8

          4.   Additional Ameren companies....................................10

     B.   Description Of The Transaction......................................12

II.  THE PROPOSED RESTRUCTURING AND TRANSFER IS IN THE PUBLIC INTEREST
     AND SHOULD BE APPROVED...................................................14

     A.   Applicable Standard Of Review.......................................14

     B.   The Transaction Will Have No Adverse Effect On Competition,
          Rates, Or Regulation................................................16

          1.   The transfer will have no adverse effect on competition........16

          2.   The transfer will have no adverse effect on rates..............17

          3.   The transfer will have no adverse effect on regulations........18

          4.   The transaction will produce efficiencies and other benefits...20

III. INFORMATION REQUIRED BY 18 C.F.R. PART 33................................21

IV.  REQUEST FOR EXPEDITED APPROVAL...........................................24

V.   CONCLUSION...............................................................25


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


                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


Union Electric Company                      )
         d/b/a AmerenUE                     )
         and                                )               Docket No. EC04-____
Central Illinois Public Service Company     )
         d/b/a AmerenCIPS..                 )


                      APPLICATION OF UNION ELECTRIC COMPANY
                               D/B/A AMERENUE AND
            CENTRAL ILLINOIS PUBLIC SERVICE COMPANY D/B/A AMERENCIPS
            FOR AUTHORIZATION UNDER SECTION 203 OF THE FEDERAL POWER
                    ACT TO TRANSFER JURISDICTIONAL FACILITIES


     Pursuant to section 203 of the Federal Power Act ("FPA"), 16 U.S.C. ss. 824b, and Part 33 of the Federal Energy Regulatory Commission's ("Commission" or "FERC") regulations issued thereunder, 18 C.F.R. part 33, Union Electric Company d/b/a AmerenUE ("AmerenUE") and Central Illinois Public Service Company d/b/a AmerenCIPS ("AmerenCIPS") (collectively, AmerenUE and AmerenCIPS are referred to as "Applicants"), request all Commission authorizations and approvals necessary for AmerenUE to sell and transfer, and for AmerenCIPS to purchase and accept, certain jurisdictional assets now owned by AmerenUE. AmerenCIPS and AmerenUE are corporate affiliates and subsidiaries of Ameren Corporation ("Ameren"), and this transaction only involves the intra-company transfer of transmission, distribution, and other assets./1/

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/1/      For purposes of the Commission's jurisdiction under FPA section 203, this transaction primarily involves the transfer of transmission and other related facilities. In addition, this transaction will also involve the transfer of certain gas distribution facilities that are not used to provide service subject to the FERC's jurisdiction under the Natural Gas Act, and FERC approval is not required for this aspect of the transfer.

     As Applicants show herein, this transfer will have no adverse effect on competition, rates, or regulation, is consistent with the public interest, and should therefore be promptly approved by the Commission. Specifically, once this transaction is completed, Ameren's franchised utility operations will be restructured so that AmerenUE's transmission and other electric and gas utility facilities will be located entirely in one state - Missouri, with AmerenUE's facilities now located in Illinois being transferred to AmerenCIPS, which will operate exclusively in Illinois. Missouri and Illinois are the two states in which AmerenUE and AmerenCIPS, respectively, today primarily conduct business and serve wholesale and retail load. This transaction is consistent with the regulatory regimes in Missouri and in Illinois. In particular, the transaction will allow AmerenUE to operate its electric and gas utility business only in Missouri as a vertically integrated utility subject to traditional regulation. It will also allow the current AmerenUE "Metro East" service territory to operate as part of AmerenCIPS in Illinois which is open to retail competition and, thus, will eliminate the potential for conflicting requirements of Missouri and Illinois.

     Also, the transaction will allow AmerenCIPS to operate its electric and gas utility business in Illinois, including the former AmerenUE Metro East service area, as essentially a "wires" and "pipes" company. Currently, AmerenUE owns generation whereas AmerenCIPS does not. This restructuring is in accord with Illinois law, which allows for the competition of electricity at retail, and which has encouraged vertically integrated utilities to transfer their generation to an affiliate or some other third party. Applicants believe that the transaction will place AmerenUE's and AmerenCIPS' utility operations on bases that are consistent with the divergent desires of the Missouri and Illinois state commissions as to whether utilities should continue to own generating assets. As a result, the transaction will make AmerenUE's operations consistent with Missouri law, which does not allow for the competition of electricity at retail, and keep AmerenCIPS' operations consistent with Illinois law, which permits and encourages such competition.

     Because this transaction involves the restructuring of Ameren's utility operations and the intra-corporate transfer of assets between two "traditional" utilities, there will be no adverse impact on competition. Likewise, there will be no effect on rates. As described below, AmerenUE and AmerenCIPS operate a joint transmission system. Rates for transmission service over this system are determined on a system-wide basis without regard to which operating company owns the facilities and thus will not be affected by this transfer. In addition, as the Commission has found in two recent orders involving the Ameren companies, there are sufficient measures in place, including retail rate freezes in both Illinois and Missouri and the terms and conditions of the wholesale contracts now in effect, to ensure that there will be no adverse impact on rates for any customer./2/ In addition, because no new holding company will result, and because Ameren has already committed to abide by the Commission's rules on intra-company transactions, there will be no adverse impact on regulation. Accordingly, the Commission should promptly grant the approvals requested herein.

     The transfer of AmerenUE's electric facilities to AmerenCIPS will not affect the coordinated operation of any electric transmission or distribution plant, which will continue to be operated in the same manner, by the same personnel, and with the same degree of safety and reliability as they are today.


----------

/2/ Ameren Energy Generating Co., 103 FERCP. 61,128, at PP 53-54 (2003) ("AEG"); Ameren Servs. Co., 101 FERC P. 61,202, at PP 61-62 (2002)
     ("Ameren Servs.").

Similarly, the transfer of AmerenUE's gas distribution facilities to AmerenCIPS will not affect the coordinated operation of the existing gas utility properties. Further, the combination of AmerenUE's utility assets in Illinois with those of AmerenCIPS will result in certain efficiencies and economies through elimination of duplicative regulatory filings and burdens, and thereby produce savings for the benefit of the public.

     Applicants request expedited consideration and the issuance of a Commission order within 60 days of this filing in order to allow this transaction to close on a timely basis. The Commission has indicated it will typically act on an uncontested "non-merger" application filed under section 203 within 60 days, which is consistent with this request./3/

I.   INTRODUCTION AND BACKGROUND.

     The purpose for this transaction is to allow Ameren to restructure its utility operations and, in particular, for AmerenUE to transfer its Illinois electric and gas utility business located around the Alton and East St. Louis, Illinois areas (also known as its Metro East service area) to AmerenCIPS. A complete description of the proposed transaction and the facilities to be transferred is provided below. Ameren, through its public utility subsidiaries, engages in wholesale and retail power sales and provides electric transmission services in Missouri and Illinois. In this application, AmerenUE and AmerenCIPS seek the necessary FERC authorization to transfer from AmerenUE to AmerenCIPS

----------

/3/ Revised Filing Requirements Under Part 33 of the Commission's Regulations, Order No. 642, 1996-2000 FERC Stats. & Regs., Regs., Preambles P. 31,111, at 31,876 (2000), reh'g denied, Order No. 642-A, 94 FERC P. 61,289 (2001)
     ("Order No. 642").

the facilities described in Part II.B of this Application and listed in Exhibit H hereto. These facilities, for purposes of the Commission's approval, consist of AmerenUE's transmission facilities located in Illinois. AmerenUE will retain generation located in Illinois and in Iowa near the Illinois border together with interconnection-related equipment connecting these plants to the Ameren transmission system. The transaction will also allow AmerenUE to transfer certain electric distribution and gas utility facilities to AmerenCIPS.


     A. DESCRIPTION OF APPLICANTS.

          1. UNION ELECTRIC COMPANY D/B/A AMERENUE.

     AmerenUE, a first-tier subsidiary of Ameren and an affiliate of AmerenCIPS, provides electric service to over one million retail and wholesale customers in Missouri and in parts of Illinois, as well as gas service to approximately 130,000 customers in those states. AmerenUE's peak load in 2002 was 8,643 MW, and its peak usage periods occurred during the summer months. AmerenUE provides wholesale electric service to the following full requirements customers, each of which is a municipal electric system located in Missouri: California, Centralia, Hannibal, Kahoka, Kirkwood, Linneus, Marceline, Perry, and St. James. AmerenUE currently owns approximately 8,500 MW of generation capacity, and utilizes these facilities and purchases power on the market in order to serve its customers.

     AmerenUE's retail customers in Illinois are protected by retail choice and a retail rate freeze. Specifically, pursuant to the Electric Service Customer Choice and Rate Relief Law of 1997 ("Customer Choice Law"), all retail customers have choice, and have had choice since May 1, 2002. In addition, AmerenUE's bundled retail customers in Illinois are protected by a retail rate freeze that will remain in effect through the end of 2006./4/ While AmerenUE may request an increase in bundled rates prior to 2007 if the two-year average of its earned rate of return on common equity falls below the 2-year monthly average yields of 30-year U.S. Treasury bonds,/5/ it has not done so and neither expects to do so prior to the end of the rate freeze. This rate freeze will protect AmerenUE's bundled retail ratepayers in Illinois from any rate increases through the end of 2006.

     Unlike Illinois, Missouri has not elected to allow for competition for the provision of electricity at retail. As a result, AmerenUE has an obligation to serve, together with the exclusive right to serve, the retail customers located in its service area in Missouri./6/

     Despite the lack of any restructuring legislation in Missouri, AmerenUE's Missouri customers are protected by a retail rate freeze that in this case will remain in place through June 30, 2006, under the terms of a Stipulation and Agreement ("Stipulation") between AmerenUE and a number of other parties that comprehensively resolves certain retail rate issues in Missouri./7/ The Stipulation sets rates that, except for certain specified rate decreases, will

----------

/4/  220 Ill. Comp. Stat. 5/16-111(a) (2003); 220 Ill. Comp. Stat. 5/16-102
     (2003). As described below, these same protections apply to AmerenCIPS' retail customers.

/5/  220 Ill. Comp. Stat. 5/16-111(d) (2003).

/6/ Under the Illinois Public Utilities Act, AmerenUE and other Illinois electric utilities still have an obligation to serve residential and small commercial customers, even though they no longer have an exclusive right to serve such customers. 220 Ill. Comp. Stat. 5/16-103 (2003). Similarly, AmerenUE and other Illinois electric utilities have an obligation to serve other retail customers generally where alternative suppliers are not available. 220 Ill. Comp. Stat. 5/16-113 (2003).

/7/ The Missouri Public Service Commission ("MoPSC") approved the Stipulation in Staff of the Mo. Pub. Serv. Comm'n v. Union
     Elec. Co. d/b/a AmerenUE, Mo. PSC Case No. EC-2002-1 (July 25, 2002) ("July 25 Order"). The Stipulation was unopposed, and approved by the MoPSC as reasonable and in the public interest.

remain in place through June 30, 2006, and which will protect retail ratepayers from any rate increases prior to that date. Stipulation, Section 3./8/

     All of AmerenUE's wholesale customers take service under contracts that have fixed rate provisions, or have other pricing provisions that will protect such customers from having to pay any costs that could arise from affiliate abuse. The customers can also purchase power from others once their existing contracts with AmerenUE expire.

     2.   CENTRAL ILLINOIS PUBLIC SERVICE COMPANY D/B/A AMERENCIPS.

     AmerenCIPS, also a first-tier subsidiary of Ameren and an affiliate of AmerenUE, provides electric service to over 325,000 retail and wholesale customers in Illinois, as well as gas service to approximately 170,000 customers in that state. AmerenCIPS' peak load in 2002 was 2,315 MW and its peak usage periods occurred during the summer months. AmerenCIPS does not serve any wholesale power sales customers. AmerenCIPS' retail customers are protected by retail choice and by the retail rate freeze as explained above with regard to AmerenUE's Illinois retail customers.

     AmerenCIPS currently does not own any generation. Pursuant to the Customer Choice Law, effective May 1, 2000, AmerenCIPS transferred ownership of its generation assets to Ameren Energy Generating Company ("AEG"). AEG currently sells the output from its generating facilities (including others it has acquired since the spin-off of the AmerenCIPS facilities) to Ameren Energy


----------

/8/ The Stipulation requires AmerenUE to reduce its retail rates by $110 million over two years, with the first rate decrease of $50 million effective April 1, 2002. Id., Section 2.

Marketing Company ("AEM")/9/ under both cost-based and market-based rates, as well as to others pursuant to its market-based rate authority. AEM then either sells the power on the market or to AmerenCIPS for sale to AmerenCIPS' retail customers in Illinois. All sales of power from AEG to AEM, and then from AEM to AmerenCIPS, for resale to AmerenCIPS' bundled customers, take place under FERC-approved power sales agreements, whereby the prices paid to the sellers are cost-based rates based on the rates AmerenCIPS is allowed by the Illinois Commerce Commission ("ICC") to charge its retail customers./10/ These contracts will remain in place through at least December 31, 2004.

     3.   PROVISION OF TRANSMISSION SERVICE AND PLANS FOR RTO PARTICIPATION.

     AmerenUE and AmerenCIPS provide open access transmission service under a single Open Access Transmission Tariff ("Ameren OATT"). Ameren Services Company ("Ameren Services"), acting as agent for AmerenUE and AmerenCIPS, is the Transmission Provider under the Ameren OATT. The Ameren transmission system is located within the Mid-America Interconnected Network, Inc. ("MAIN") regional reliability council. Because AmerenUE and AmerenCIPS operate a joint transmission system, the rates for FERC-jurisdictional transmission services across the Ameren transmission system are determined on a single-system basis.


----------

/9/ AEM is a power marketer and power broker that does not own any generation, transmission, or distribution facilities. It is authorized to sell power at market-based rates. Madison Gas & Elec. Co., 90 FERC P. 61,115, at 61,349-50 (2000) ("Madison Gas") (granting market-based rate authority to AEM and approving power sales agreements between AEG and AEM, and AEM and AmerenCIPS).

/10/ Madison Gas, 90 FERC at 61,349-50.

     Ameren has received conditional authorization from the Commission to join the Midwest Independent Transmission System Operator, Inc. ("Midwest ISO") through GridAmerica, a new independent transmission company ("ITC")./11/ On November 1, 2002, the GridAmerica Participants, including Ameren Services as agent for AmerenUE and AmerenCIPS, filed a proposed ITC Agreement and other documents to allow GridAmerica to function as an ITC within the Midwest ISO. By order issued on December 19, 2002, the Commission conditionally accepted the agreements submitted by the GridAmerica Participants to be effective December 31, 2002, subject to the submission of a compliance filing and a filing to support the proposed rates for GridAmerica./12/

     While AmerenUE had intended to join the Midwest ISO as member of GridAmerica effective October 1, 2003, it has not yet transferred functional control of its transmission facilities to GridAmerica due to its need to obtain prior approval from the MoPSC, which it has not yet received. While AmerenUE is optimistic that it will eventually obtain such MoPSC approval, it is clear that this will occur sometime after October 1, 2003. Moreover, Ameren advised the FERC in the Docket No. ER03-262 proceedings held on September 29, 2003 that the participation of Illinois Power Company ("Illinois Power") in the PJM

----------

/11/ Ameren Servs. Co., 100 FERCP. 61,135, at PP 1-2 (2002); Alliance Cos., 100
     FERCP. 61,137, at PP 13, 35 (2002). AmerenUE has pending before the MoPSC a request to participate in the Midwest ISO through a contractual relationship with GridAmerica filed in MoPSC Case No. EO-2003-0271.

/12/ Ameren Servs. Co., 101 FERCP. 61,320 (2002).

Interconnection, if and when Illinois Power is purchased by Exelon Corporation, would require Ameren to reevaluate its plans to join the Midwest ISO.

     4.   ADDITIONAL AMEREN COMPANIES.

     While not parties to this application, a description of the following companies, each of which is a subsidiary of Ameren, will assist the Commission in its consideration of the issues here:

     o Ameren Services provides administrative, accounting, legal, engineering, executive, and other support services to Ameren and its subsidiaries. As noted above, Ameren Services acts as agent for AmerenUE and AmerenCIPS under the Ameren OATT, as well as in other contexts.

     o AEM, a power marketer and power broker, does not own any generation, transmission, or distribution facilities, nor does it have any captive native load customers. As described above, AEM currently purchases energy and capacity from AEG for resale to AmerenCIPS in order to allow AmerenCIPS to serve its bundled retail load pursuant to contracts on file with the FERC, and for resale to others. AEM also provides wholesale electric service to six full or partial requirements customers, and to retail customers as authorized by Illinois law.

     o AEG, as mentioned, owns the generation facilities previously owned by AmerenCIPS. AEG has also received determinations from the FERC that it is an Exempt Wholesale Generator ("EWG") and is authorized to sell power at wholesale at market-based rates./13/ As an EWG, AEG is engaged exclusively in the sale of power at wholesale. AEG is a direct subsidiary of Ameren Energy Development Company ("AED"), which primarily engages in the development and construction of new generating facilities for purchase by AEG for commercial operation./14/


     On November 21, 2002, Ameren received conditional authorization under section 203 of the FPA to acquire Central Illinois Light Company now d/b/a AmerenCILCO ("AmerenCILCO")./15/ This transaction closed on January 31, 2003. AmerenCILCO serves both bundled and unbundled retail customers in Illinois, in addition to wholesale customers within that state. AmerenCILCO is a transmission-owning member of the Midwest ISO.


----------

/13/ AEG received its initial determination of EWG status in Ameren Energy
     Generating Co., 92 FERC P. 62,023 (2000), and was granted market-based rate authorization in Ameren Energy Generating Co., 93 FERC P. 61,024 (2000), reh'g denied, 95 FERC P. 61,009 (2001). Consistent with 18 C.F.R. ss. 365.8, AEG has filed a number of applications for a continuing determination of EWG status to reflect the addition of new capacity or repowering of units, the most recent of which was granted in Ameren Energy Generating Co., 101 FERC P. 62,210 (2002).

/14/ AED has received determinations from the Commission that it is an EWG, and has also been authorized to sell power at wholesale at market-based rates. See Ameren Energy Dev. Co., 93 FERCP. 62,211 (2000); Ameren Energy Dev. Co., 93 FERCP. 62,238 (2000).

/15/ Ameren Servs. Co., 101 FERCP. 61,202 (2002).

     B.   DESCRIPTION OF THE TRANSACTION.

     The price, terms and conditions of the proposed transaction are set forth on the pro forma Asset Transfer Agreement, which is included as Exhibit I hereto./16/ A complete listing of the transmission facilities to be transferred is included as Exhibit H to this transaction. The facilities consist of the transmission facilities located in Illinois now owned by AmerenUE. AmerenUE proposes to transfer to AmerenCIPS the following electric related items: all of its Illinois electric utility service area assets, including assets such as the transmission facilities set forth in Exhibit H, distribution plant and customers, all offices, storerooms, and general plant (except those which are located at AmerenUE's Venice, Illinois generating plant and Keokuk, Iowa generating plant), its retail electric utility business located in the Metro East, and liabilities associated with the foregoing.

     AmerenUE will retain ownership of the generator lead lines and related equipment connecting the Venice and Keokuk plants to the transmission grid, as well as of the plants themselves. AmerenUE will also retain miscellaneous, minor amounts of property in Illinois to ensure the smooth operation of its electric system, including certain towers located on the Illinois side of the Mississippi River at the river's edge that carry electricity across the river; communication related equipment located in Illinois, and various permits, some of which are associated with the retained towers (e.g. river crossing permits, Federal Communications Commission permits, and railroad permits).


----------

/16/ As noted, the Asset Transfer Agreement is being submitted in pro forma form, and has yet to be executed, and may be subject to minor changes that will be non-substantive in nature. Consistent with the Commission's merger filing requirements, counsel for Applicants states that to the best of their knowledge the final agreement will reflect the terms and conditions contained in the pro forma version submitted herewith in all material respects. Order No. 642 at 31,877.


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


     In conjunction with the transfer, AmerenUE will assign to AmerenCIPS all of its Illinois certificates of convenience and necessity authorizing AmerenUE to provide electric utility service in Illinois, together with environmental permits, and all municipal and county franchises and licenses authorizing it to provide retail electric service in Illinois. AmerenUE will also transfer to AmerenCIPS all of its gas utility service assets, as well as the associated general plant assets, customers, and related liabilities in the Metro East service area.

     As set forth in the Asset Transfer Agreement, the transfer will occur in the following manner and will involve the following payments:

     A. AmerenUE will transfer approximately 50% of the combined assets net of liabilities to AmerenCIPS in exchange for a promissory note in an amount equal to approximately 50% of the total net book value, estimated to be approximately $69 million.

     B. AmerenUE will hold the note and receive payments including interest from AmerenCIPS.

     C. AmerenUE also will declare an "in kind" dividend to Ameren equal to the remaining balance (approximately 50 percent) of the net book value of the combined assets net of liabilities, estimated to be approximately $69 million.

     D. Ameren will then transfer the dividend assets and liabilities to AmerenCIPS as a capital contribution.

     A copy of the form of the promissory note is attached as Attachment 1./17/ Under this note AmerenCIPS will pay AmerenUE approximately 50% of the net book value of the transferred assets. The initial term of the note is five years, with a ten year amortization schedule and a balloon payment at the end of the fifth year, unless otherwise extended, at market rate.

     With respect to the Venice generation plant that it will retain, AmerenUE will enter into a parallel operating agreement with Ameren Services (on behalf of AmerenUE and AmerenCIPS pursuant to the Ameren OATT). This agreement will be consistent with the Commission's pro forma large generator interconnection agreement and procedures set forth in Order No. 2003./18/ This agreement will be filed separately with the Commission prior to the transfer taking place.

II. THE PROPOSED RESTRUCTURING AND TRANSFER IS IN THE PUBLIC INTEREST AND SHOULD BE APPROVED

     A.   APPLICABLE STANDARD OF REVIEW

     This transaction is consistent with the public interest and therefore should be approved under section 203 of the FPA./19/ When reviewing a proposed

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/17/ As is the case with the Asset Transfer Agreement, the promissory note is being submitted in pro forma form.

/18/ Standardization of Generator Interconnection Agreements and Procedures,
     Order No. 2003, Final Rule, III FERC Stat. & Regs. PreamblesP. 31,146
     (2003).

/19/ Section 203(a) of the FPA, 16 U.S.C.ss.824b, states:

          No public utility shall sell, lease, or otherwise dispose of . . . its facilities subject to the jurisdiction of the Commission . . . or by any means whatsoever, directly or indirectly, merge or consolidate such facilities or any part thereof with those of any other person, or purchase, acquire, or take any security of any other public utility, without first having secured an order of the Commission authorizing it

(continued)
transaction under section 203's public interest standard, the Commission looks at the proposed transaction's effect on competition, rates, and regulation./20/ This transaction satisfies the Commission's public interest requirements, as (1) there will be no adverse effect on competition; (2) there will be no adverse effect on rates; and (3) there will be no adverse effect on regulation at either the state or federal level. In fact, this transaction will enhance effective state regulation because it will allow for AmerenUE and AmerenCIPS to restructure their utility operations consistent with the regulatory environments in Missouri and Illinois, respectively. Also, this transaction will continue to allow for the coordinated operation of Ameren's Illinois utility system. AmerenUE's facilities in Illinois to be transferred will continue to be operated by the same personnel, and with the same degree of safety and reliability as they are today. Further, this transaction will allow for other benefits to the public in reducing duplicative regulatory filings and burdens on Ameren and on


----------

(continued)

          to do so. . . . After notice and opportunity for hearing, if the
          Commission finds that the proposed disposition, consolidation, acquisition, or control will be consistent with the public interest, it shall approve the same.

     See also Northeast Utils. Serv. Co. v. FERC, 993 F.2d 937, 945 (1st Cir.
     1993), petition for review denied, 55 F.3d 686 (1st Cir. 1995) (If Commission finds transfer of jurisdictional facilities will be consistent with the public interest, it shall approve the same).

/20/ See Inquiry Concerning the Commission's Merger Policy Under the Federal
     Power Act: Policy Statement, Order No. 592, 1996-2000 FERC Stats. & Regs., Regs. PreamblesP. 31,044, at 30,111 (1996), reh'g denied, Order No. 592-A, 79 FERCP. 61, 321 (1997) ("Merger Policy Statement"); see also Order No. 642 at 31,872; Ariz. Pub. Serv. Co., 93 FERCP. 61,216, at 61,714 (2000),
     reh'g denied, 101 FERCP. 61,028 (2002); El Paso Energy Corp., 92 FERCP. 61,076, at 61,330 (2000).

applicable regulatory bodies. Therefore, the transaction should be approved by the Commission under FPA section 203.

B. THE TRANSACTION WILL HAVE NO ADVERSE EFFECT ON COMPETITION, RATES, OR REGULATION.

     1.   THE TRANSFER WILL HAVE NO ADVERSE EFFECT ON COMPETITION.

     The transaction proposed herein is simply a reorganization of Ameren's corporate structure, intended to place all of Ameren's assets that are subject to state retail regulation in Missouri under one company (AmerenUE). In addition, the AmerenUE assets that are currently subject to state retail regulation in Illinois will be transferred to another Ameren company (AmerenCIPS) that already operates in Illinois. Other than the fact that the facilities will be owned by different Ameren companies, no change will occur in the way the associated generating facilities are operated, marketed or sold, regardless of whether the generation facilities will be used for cost-based sales or market-based sales. Moreover, this transfer does not involve a transfer between a traditional utility company and a non-traditional marketing affiliate, so there can be no concerns that this transaction is intended as a "safety net" for Ameren's merchant affiliates./21/ Further, the same source of power for AmerenCIPS will be used to serve the transferred Metro East service area, and no new power supply agreement between AmerenUE and AmerenCIPS is contemplated for the transfer.

     As an intra-corporate transfer, the proposed restructuring will not result in any changes in concentration in generation markets or any other applicable markets. The Commission has recognized that this type of transfer does not


----------

/21/ Compare AEG, 103 FERC at P 37.

present any competitive concerns./22/ In addition, the Commission has determined that the competitive screen required by Order No. 642 is not required for intra-company transfers./23/

2.   THE TRANSFER WILL HAVE NO ADVERSE EFFECT ON RATES.

     The proposed transfer will have no adverse effect on rates. As noted above, Ameren operates a joint transmission system that consists of transmission facilities owned by AmerenUE and AmerenCIPS. Transmission service rates are determined on a system-wide basis without regard to whether AmerenUE or AmerenCIPS owns the facilities. Thus, the fact that the Metro East transmission facilities are being transferred from one operating company to another will not have any effect on transmission service rates.

     With respect to retail ratepayers, all of AmerenUE's bundled retail ratepayers are protected by rate freezes through either June or December of 2006. Specifically, all retail customers in Missouri will be protected by the retail rate freeze under the MoPSC-approved Stipulation through June 2006, and all bundled retail customers in Illinois by the statutory rate freeze through December 31, 2006. The Commission previously found that such protections are adequate to protect against an adverse effect on rates in its recent order in the AEG proceeding, and has indicated such rate freezes are sufficient to ensure that a transaction will have no adverse effect on rates in other decisions as well./24/ Similarly, AmerenCIPS' bundled retail ratepayers are protected by the


----------

/22/ AEG, 103 FERC at P 36; see also Order No. 642 at 31,902; GenHoldings I,
     L.L.C., 96 FERCP. 61,140, at 61,602 (2001), PP&L Res. Inc., 90 FERCP.
     61,203, at 61,649 (2000).

/23/ Order No. 642 at 31,902.

/24/ AEG at PP 53, 54; First Energy Corp., 94 FERCP. 61,179, at 61,620 (2001);
     Merger Policy Statement at 30,124.

Illinois rate freeze. Unbundled retail customers of AmerenUE and AmerenCIPS in Illinois are protected by the availability of retail choice.

     Finally, this transaction will have no effect on rates for any other customers. All of AmerenUE's wholesale power sales customers take service under contracts that have fixed rate or other pricing provisions that will not be affected by any costs associated with this transfer, and can purchase power from entities that are not affiliated with Ameren once their contracts expire. In addition, most of these agreements involve the sale of power on an unbundled basis, and thus cannot be affected by this transfer, which does not involve the transfer of generation or any new sale of power. Further, AmerenCIPS does not have any full requirements wholesale power sales customers. The Commission has also found that these safeguards are adequate to protect ratepayers from any adverse effect on rates./25/

     3.   THE TRANSFER WILL HAVE NO ADVERSE EFFECT ON REGULATION.

     The Commission has indicated that it may set a section 203 application for hearing if (1) the merged entity would be part of a registered holding company and the applicants do not commit to abide by the Commission's policies on the pricing of non-power goods and services between affiliates, or (2) the affected state commissions do not have authority to act on the transaction./26/ Neither of these concerns is raised by this application.


----------

/25/ Ameren Servs., 101 FERC at PP 61-62; Cinergy Servs., Inc., 98 FERCP.
     61,306, at 62,307 (2002); Conectiv, 96 FERC P. 61,323 (2001).

/26/ See Merger Policy Statement at 30,125.

     With respect to the first issue, no new holding company will be formed as a result of this transaction. While Ameren is already a registered holding company under the Public Utility Holding Company Act of 1935, Ameren reiterates its prior commitment to abide by the FERC's policies with respect to intra-company and affiliate transactions.

     This commitment has been held sufficient to address this concern./27/ This Commission will continue to have authority over any transmission services and wholesale power sales made or provided by AmerenUE and AmerenCIPS. With respect to the authority of the states, Illinois and Missouri will continue to have jurisdiction over all retail sales of power, and all bundled transactions currently subject to their jurisdiction will remain subject to that jurisdiction. In fact, the proposed restructuring can serve to enhance the effectiveness of state regulation, by eliminating any potential for conflict between the differing regulatory approaches of Illinois and Missouri.

     Further, AmerenUE is seeking MoPSC approval of the proposed transaction./28/ The ICC has already approved a prior application for the transfer of AmerenUE's electric utility facilities and business in Illinois,/29/ and AmerenUE has already made filings with the ICC for the necessary approval


----------

/27/ Merger Policy Statement at 30,125; see also 18 C.F.R.ss.2.26(e)(1).

/28/ See Application filed by AmerenUE on August 25, 2003 in MoPSC Case No.
     EO-2004-0108.

/29/ On October 2, 2000, AmerenUE filed pleadings with the ICC concerning this matter. Specifically, AmerenUE filed a "Notice of Transfer of Electric Distribution and Transmission Assets and Retail Electric Business and Entry of Various Agreements Pursuant to Section 16-111(g) of the Illinois Public Utilities Act" ("Notice"), a "Petition for Transfer of Gas System Assets and Gas Public Utility Business" ("Gas Petition"), and a Petition to transfer AmerenUE's retail electric certificates of convenience and necessity ("Certificate Petition"). On December 22, 2000, the ICC issued an Order approving AmerenUE's requests set forth in its Notice and Certificate

(continued)
for the transfer of the gas utility business. AmerenUE and AmerenCIPS are also seeking the approval of the Securities and Exchange Commission ("SEC") under the Public Utility Holding Company Act of 1935 ("PUHCA").

     4.   THE TRANSACTION WILL PRODUCE EFFICIENCIES AND OTHER BENEFITS

     As referenced above, the transaction will allow AmerenUE and AmerenCIPS to structure their utility businesses in Missouri and in Illinois, respectively, in a way that is more consistent with the status of retail competition in such states. The result will be utilities that are able to operate in a manner more consistent with the regulatory regimes in Missouri and Illinois. For example, since retail competition is not allowed in Missouri, AmerenUE continues to be a vertically integrated electric utility owning generation, transmission, and distribution. This creates conflicts with the regulations in effect in Illinois, which has encouraged electric utilities to transfer their generation to an affiliate or third party, including, for example, resource planning requirements.

     Further, the transaction will allow AmerenCIPS to eliminate a set of filings that AmerenUE is currently making with the ICC and other agencies. For example, after the transfer, Ameren will need to make only one set of filings in Illinois, instead of two, which should benefit the public and also the agencies that regulate Ameren by reducing the cost of utility service and the cost of regulation. Today, regulators, financial institutions, and others in the energy industry must address AmerenUE and AmerenCIPS as if they are separate,


----------

(continued)

     Petition (ICC Docket Nos. 00-0650 and 00-0655 consol.) A copy of the ICC's order is included as Exhibit L hereto. The Petition with regard to the transfer of the retail gas business was withdrawn without prejudice, but as stated in the text above, a similar filing was recently made.

independent utilities in Illinois and, thus, duplicative notices, mailings, and all other administrative and regulatory functions can involve and be directed to both utilities. Future regulatory filings, such as rate cases, purchase gas adjustment dockets, rulemakings, security filings, among others, can be minimized or avoided by having one less Ameren utility in Illinois. The transfer will simplify and make more efficient the business and regulatory processes for all concerned.

III. INFORMATION REQUIRED BY 18 C.F.R. PART 33.

     SECTION 33.2 REQUIREMENTS:

     33.2(a) The exact name of the Applicants and their principal business addresses are:

          Central Illinois Public Service Company d/b/a AmerenCIPS
          607 E. Adams
          Springfield, Illinois 62739

          Union Electric Company d/b/a AmerenUE
          One Ameren Plaza
          1901 Chouteau Avenue
          St. Louis, Missouri 63166-6149

     33.2(b) Applicants respectfully request that all notices, correspondence, and other communications concerning this application be directed to the following persons:

Joseph H. Raybuck                                       Alan J. Statman
Managing Assistant                                      Douglas O. Waikart
General Counsel                                         Wright & Talisman, P.C.
Edward C. Fitzhenry                                     1200 G Street, N.W.
Associate General Counsel                               Suite 600
Ameren Services Company                                 Washington, DC 20005
St. Louis, Missouri 63166-6149                          (202) 393-1200
(314) 554-2976 (JHR)                                    (202) 393-1240 (fax)
(314) 554-3533 (ECF)                                    statman@wrightlaw.com
(314) 554-4014 (fax)                                    ---------------------
jraybuck@ameren.com                                     waikart@wrightlaw.com
-------------------                                     ---------------------
efitzhenry@ameren.com
---------------------

     33.2(c) A general description of the Applicants is provided in Part II.A hereof./30/ A list of the common officers and directors of the Applicants is provided as Exhibit E. A description of the Applicants' plans with respect to RTO participation is provided in Part I.A.3. To the extent not provided in this application, a complete listing of all business activities, power sales customers, etc., was provided as part of Ameren Services' July 19, 2002 filing in Ameren Services Co., Docket No. EC02-96, and is incorporated by reference herein.

     33.2(d) The jurisdictional facilities to be transferred are described in
          Part II.B. Exhibit H also contains a listing of these facilities.

     33.2(e) A description of the proposed transaction, including the names of all parties thereto, the consideration provided, and the effect of the transaction on the affected jurisdictional facilities, is provided above. A listing of all jurisdictional facilities associated with or affected by this transaction is included as Exhibit H, subject to being updated as necessary.

     33.2(f) The form of the Asset Transfer Agreement related to this transaction is included as Exhibit I hereto. The form of the promissory note is included as Attachment 1 hereto.

     33.2(g) The facts relied upon to show that the transaction is in the public interest are provided herein.


----------

/30/ Neither AmerenCIPS' nor AmerenUE's organizational structure will change as a result of this transfer.

     33.2(h) The required map is included as Exhibit K.

     33.2(i) Applicants made a filing with the MoPSC on August 25, 2003, as referenced above. Applicants also have made filings with the SEC as required under the PUHCA, and also with the ICC for authority to transfer the gas utility business. Attached as Exhibit L is the order from the ICC dated December 20, 2000 in Docket Nos. 00-0650 and 00-0655 (consolidated) approving the transfer of AmerenUE's electric utility facilities to AmerenCIPS. Applicants will provide this Commission with copies of all other relevant orders as required by this section.

     SECTIONS 33.3 AND 33.4 REQUIREMENTS:

     Consistent with Order No. 642 and the Commission's regulations issued thereunder, the Applicants do not need to provide the analyses required by sections 33.3 and 33.4. These provisions establish the requirements for horizontal and vertical mergers, and are not required for transactions that only involve intra-corporate transfers. Order No. 642 at 31,902.

     SECTION 33.5 REQUIREMENTS:

     Applicants' proposed accounting entries are included as Exhibit M hereto.

     SECTION 33.6 REQUIREMENTS (FORM OF NOTICE):

     A form of notice suitable for publication in the Federal Register is attached hereto. In addition, an electronic version of this notice is enclosed with this filing.

LIST OF JURISDICTIONAL CONTRACTS AFFECTED
-----------------------------------------

     AmerenUE is a party to a number of existing agreements for transmission and power services that will be affected by the transaction. The Commission has previously accepted these agreements for filing. To effectuate the transaction, AmerenCIPS will assume the rights and liabilities under these agreements pursuant to assignments of the contracts, consents thereto, or notifications to the affected parties as applicable. AmerenUE, AmerenCIPS, or both as needed, will obtain all necessary consents, and make all filings with the Commission which are required as a result of such assignments, consents, or notifications.

     Exhibit N contains a list of the affected jurisdictional contracts.

COPIES OF THE APPLICATION
-------------------------

     A copy of this application is being sent to all parties to affected contracts identified above in Exhibit N, and also to the ICC and the MoPSC.

IV.  REQUEST FOR EXPEDITED APPROVAL.

     Applicants request that the Commission issue an order approving this application within 60 days of its filing, or by January 12, 2004, without hearing or modification. As set forth herein, this filing is simply a corporate restructuring to place AmerenUE's regulated utility operations in one state. This transfer presents no issues with respect to the effect on competition, rates, and regulation, is in the public interest, and its prompt approval is consistent with the Commission's statements that it will approve such applications within 60 days./31/

V.   CONCLUSION.

     Wherefore, Applicants request that the Commission promptly grant all necessary approvals or authorizations necessary for the proposed corporate restructuring and transfer of facilities described herein to occur.

                                                     Respectfully submitted,

                                                     /s/ David S. Berman
                                                     -------------------

Joseph H. Raybuck                                       Alan J. Statman
Managing Assistant                                      Douglas O. Waikart
General Counsel                                         David S. Berman
Edward C. Fitzhenry                                     Wright & Talisman, P.C.
Associate General Counsel                               1200 G Street, N.W.
Ameren Services Company                                 Suite 600
1901 Chouteau Avenue                                    Washington, DC 20005
St. Louis, Missouri 63166-6149                          (202) 393-1200
(314) 554-2976                                          (202) 393-1240 (fax)
(314) 554-3533 (314) 554-4014 (fax)


              ATTORNEYS FOR UNION ELECTRIC COMPANY D/B/A/ AMERENUE
          AND CENTRAL ILLINOIS PUBLIC SERVICE COMPANY D/B/A AMERENCIPS

November 12, 2003

K:\AMEREN\1078-001-731.doc


----------

/31/ Order No. 642 at 31,876.

                                  VERIFICATION

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


Union Electric Company                      )
         d/b/a AmerenUE                     )
         and                                )               Docket No. EC04-____
Central Illinois Public Service Company     )
         d/b/a AmerenCIPS..                 )


     Craig D. Nelson, being duly sworn, deposes and says that he is Vice President of Ameren Services Company and Central Illinois Public Service Company, that he has authority to sign this verification on behalf of AmerenCIPS and AmerenUE, that he has read the foregoing application, knows the contents thereof, and that the matters set forth therein are true and correct to the best of his knowledge and belief.

                                                          /s/ Craig D. Nelson
                                                          -------------------
                                                          Craig D. Nelson


Subscribed and sworn to before me this 7th day of November, 2003.


                                                          /s/ Valerie Whitehead
                                                          ---------------------
                                                          Notary Public

                                 FORM OF NOTICE

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


Union Electric Company                      )
         d/b/a AmerenUE                     )
         and                                )               Docket No. EC04-____
Central Illinois Public Service Company     )
         d/b/a AmerenCIPS..                 )

                                NOTICE OF FILING

     Take notice that on November 12, 2003, Union Electric Company d/b/a AmerenUE ("AmerenUE") and Central Illinois Public Service Company d/b/a AmerenCIPS ("AmerenCIPS") (collectively, AmerenUE and AmerenCIPS are referred to as "Applicants"), submitted an application pursuant to section 203 of the Federal Power Act, and Part 33 of the Federal Energy Regulatory Commission ("Commission" or "FERC") regulations, 18 C.F.R. Part 33, requesting all Commission authorizations and approvals necessary for AmerenUE to sell and transfer, and for AmerenCIPS to purchase and accept, certain jurisdictional assets now owned by AmerenUE.

     Copies of this filing have been served on all affected state commissions and also parties to contracts affected by the transfer.

     Any person desiring to intervene or to protest this filing should file with the Federal Energy Regulatory Commission, 888 First Street, N.E., Washington, D.C. 20426, in accordance with Rules 211 and 214 of the Commission's Rules of Practice and Procedure (18 CFR 385.211 and 385.214). Protests will be considered by the Commission in determining the appropriate action to be taken, but will not serve to make protestants parties to the proceeding. Any person wishing to become a party must file a motion to intervene. All such motions or protests should be filed on or before the comment date, and, to the extent applicable, must be served on the applicant and on any other person designated on the official service list. This filing is available for review at the Commission or may be viewed on the Commission's web site at http://www.ferc.gov using the "FERRIS" link, select "General Search" and follow the instructions (call 202-208-2222 for assistance). Protests and interventions may be filed electronically via the Internet in lieu of paper; see 18 CFR 385.2001(a)(1)(iii) and the instructions on the Commission's web site under the "e-Filing" link.

Comment Date: ____, 2003

                                    EXHIBIT E

                                    EXHIBIT H

                                    EXHIBIT I

                                    EXHIBIT K

                                    EXHIBIT L

                                    EXHIBIT M

                                    EXHIBIT N

                                  ATTACHMENT 1